Exhibit 16.1

April 29, 2026

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated April 29, 2026 of PDD Holdings Inc. and are in agreement with the statements contained in the second sentence of the first paragraph, the second, third and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China